UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) September 20, 2006

FOUNDRY NETWORKS, INC.
(Exact name of registrant as specified in its charter)
000-26689
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation)	77-0431154 (I.R.S. Employer Identification No.)
4980 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices, with zip code)
(408) 207-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
(a) On September 22, 2006, Foundry Networks, Inc. (the “Company”) issued a press release providing an update on its voluntary review of its historical practices in granting stock options and announcing that certain previously issued financial statements and earnings and press releases and similar communications should not be relied upon. A copy of the Company’s press release is attached hereto as Exhibit 99.1.
As previously announced on June 27, 2006, a Special Committee of the Board of Directors of the Company is conducting an independent review of the Company’s stock option practices. The Special Committee is assisted by independent legal counsel and independent forensic accounting consultants. The Special Committee has neither completed its work nor reached final conclusions.
The Special Committee has preliminarily concluded that actual accounting measurement dates for certain stock option grants awarded during the years 2000-2003 likely differ from recorded grant dates for such awards. Based on the Special Committee’s preliminary findings, on September 20, 2006, the Company’s Board of Directors determined that the Company will likely need to restate historical financial statements to record additional non-cash charges for stock-based compensation expense related to past option grants. The Company has not yet determined the amount of such charges, although it believes the amount will be material. The Company also has not determined the amount of the resulting tax impact, or which specific periods require restatement.
The financial statements and all earnings, press releases and similar communications issued by the Company relating to periods beginning on or after January 1, 2000 should therefore not be relied upon.
The Company’s management has discussed the matters disclosed under this Item 4.02 with Ernst & Young LLP, the Company’s independent registered public accounting firm.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit	Description
99.1	Press release of Foundry Networks dated September 22, 2006 entitled “Foundry Networks Provides Update of Special Committee Review Regarding Stock Option Grants.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUNDRY NETWORKS, INC.
Date: September 22, 2006	By:	/s/ Timothy D. Heffner
Timothy D. Heffner
Vice President, Finance and Administration, Chief Financial Officer (Principal Financial Officer)

Exhibit Index

Exhibit	Description
99.1	Press release of Foundry Networks dated September 22, 2006 entitled “Foundry Networks Provides Update of Special Committee Review Regarding Stock Option Grants.”